Exhibit 99.1

Monthly Letter to our STOCKHOLDERS

Inland American
REAL ESTATE TRUST, INC.

July 12, 2012

Dear Stockholder:



Griffin Gate Marriott Resort & Spa – Lexington, KY



San Francisco Airport Marriott Waterfront – Burlingame, CA



Hilton St. Louis Downtown

Inland American's lodging platform has been very active. At the end of the first quarter this year we announced the acquisitions of five upper upscale hotels totaling 2,302 rooms –

- Griffin Gate Marriott Resort & Spa (Lexington, KY)
- San Francisco Airport Marriott Waterfront (Burlingame, CA)
- Renaissance Waverly (Atlanta, GA)
- Renaissance Arboretum (Austin, TX)
- Hilton St. Louis Downtown (St. Louis, MO)

The five hotels were purchased for a total of $393.1 million including a three-property portfolio acquired from DiamondRock Hospitality, as well as two other hotels acquired in separate transactions from different sellers.

All five high-quality, best-in-class properties are Marriott or Hilton affiliated brands in strong, diverse markets. We believe these are significant transactions for the REIT and our lodging portfolio. These properties enhance our overall portfolio and match our growth strategy by expanding our exposure into the upper-upscale and luxury segments of the market at attractive pricing.

First Quarter 2012 Lodging Results

Our lodging portfolio remains a positive driver of results for the REIT and we expect that to continue for the remainder of the year. In the first quarter our same-store revenues increased 3.5% to $130.5 million over the first quarter of 2011. Our same-store net operating income increased 3.9% over the same period, and is expected to continue to improve for the remainder of the year, as over 10% of our hotels were under renovation in the first quarter, lowering potential revenue.

Occupancy in the first quarter increased to 68% (10 points higher than the industry average) and the RevPAR[1] for the portfolio improved to $83. The growth in RevPAR is a result of organic growth within our portfolio, as well as the upgrading of the portfolio similar to our first quarter transactions.

Lodging Portfolio Strategy

We believe that the lodging industry is well positioned for revenue growth over the next few years due to the expected increase in demand and more importantly the lack of new supply projected in the hotel sector.

1 - RevPAR is calculated by multiplying a hotel's average daily room rate by its occupancy rate.

With the current supply growth less than 1%, which is substantially below the 30-year average, the imbalance between demand and supply should help drive occupancy and rate. We believe our hotels are particularly well positioned to take advantage of these market dynamics, especially with our strategy of refocusing our portfolio on the upper-upscale segment, which is expected to have a longer and more robust recovery than other segments in the lodging industry. Cash Distribution Enclosed is your cash distribution equaling $0.04167 per share for the month of June 2012, paid at an annualized rate equal to $0.50 per share. This equates to an approximate 7% annualized yield on our current estimated per share value, and our Distribution Reinvestment Plan per share purchase price, of $7.22. If you have invested through a trustee or participate in Direct Deposit or the Distribution Reinvestment Plan, a distribution statement is enclosed in lieu of a check. First Quarter 2012 Financial Update Webcast Replay On May 18th, Inland American conducted an Earnings Call and Webcast to discuss our results for the first quarter and our plans for 2012. We encourage you to listen to the replay of the event, which is available on Inland American’s website at www.inlandamerican.com. Our next webcast will be held on August 23, 2012. We encourage you to attend and participate by submitting your questions and/or comments; please see our website for further information. Annual Stockholders’ Meeting The Inland American annual stockholders’ meeting is scheduled for Tuesday, September 18, 2012 at 9:00 a.m. at our offices in Oak Brook, IL. All stockholders of record on June 22, 2012 will receive a Proxy Statement. We encourage you to vote as soon as possible as every vote is important! If a quorum for the annual meeting is not achieved, we will need to postpone and reschedule the meeting, which will add considerable costs to the REIT. This year we are asking you to vote for the Board of Directors and to ratify the retention of our auditors, KPMG. If you have any questions or have not received your proxy information, please contact Investor Services immediately at (800)826-8228. Sincerely, INLAND AMERICAN REAL ESTATE TRUST, INC. Robert D. Parks Brenda Gail Gujral Chairman of the Board President cc: Trustee Broker Dealer Financial Advisor The statements and certain other information contained in this letter, which can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “continue,” “remains,” “intend,” “aim,” “towards,” “should,” “prospects,” “could,” “future,” “potential,” “believes,” “plans,” “likely,” “anticipate,” “position,” “probable,” “committed,” “achieve,” and “focused,” or the negative thereof or other variations thereon or comparable terminology, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. These statements should be considered as subject to the many risks and uncertainties that exist in the Company’s operations and business environment. Such risks and uncertainties could cause actual results to differ materially from those projected. These uncertainties include, but are not limited to, economic conditions, market demand and pricing, competitive and cost factors, and other risk factors.